Exhibit 10.06

THIS NOVATION AGREEMENT is made the 11th day of April, 2008

BETWEEN:

1.	SHIRE PLC of Hampshire International Business Park, Chineham, Basingstoke, Hampshire RG24 8EP (registered in England No. 5492592) (“Old Shire”)

2.	SHIRE LIMITED of 22 Grenville Street, St. Helier, Jersey, JE4 8PX (registered in Jersey No. 99854) (“New Shire”)

AND

3.	ANGUS RUSSELL of Hampshire International Business Park, Chineham, Basingstoke, Hampshire RG24 8EP (the “Director”)

WHEREAS:

(A)	Old Shire is proposing to enter into the Scheme of Arrangement (as defined below); and

(B)
Upon the Scheme of Arrangement becoming effective, Old Shire wishes to be released and discharged from the Contract (as defined below) and the Director has agreed to release and discharge Old Shire from the Contract upon the terms of New Shire’s undertaking to perform the Contract and be bound by its terms in the place of Old Shire.

NOW IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this agreement (including in its recitals):

“Contract”
means the contract relating to the employment of the Director as Group Finance Director for the Old Shire group made between SPG (1) and the Director (2) and dated 10 March 2004 (as novated to Old Shire pursuant to a novation agreement dated 21 November 2005), a copy of which is scheduled hereto;

“Effective Date”	means the date upon which the Scheme of Arrangement becomes effective in accordance with its terms;

“Scheme of Arrangement”	means the Scheme as defined in a circular to Old Shire shareholders dated on or about 16th April 2008; and

“SPG”	means Shire Pharmaceuticals Group plc.

1.2	In this agreement, unless otherwise specified:

	(A)	references to Clauses and sub-clauses are to clauses and sub-clauses of this agreement; and

	(B)	headings to Clauses and the schedule to this agreement are for convenience only and do not affect the interpretation of this agreement.

2.	CONDITIONS

The rights and obligations of the parties to this agreement shall be conditional in their entirety upon the Scheme of Arrangement becoming effective.

3.	NEW SHIRE’S UNDERTAKING

3.1
With effect from the Effective Date and in consideration of the undertaking given by the Director in Clause 4, New Shire hereby undertakes to observe, perform, discharge and be bound by the Contract as if New Shire were a party to the Contract in the place of Old Shire.

3.2
Notwithstanding the undertaking in Clause 3.1, nothing in this agreement shall require New Shire to perform, or make New Shire liable in respect of, any obligation created by or arising under the Contract falling due for performance, or which should have been performed, before the Effective Date.

3.3	For the avoidance of doubt, New Shire hereby undertakes to be responsible for all accruals of the Director’s salary or other benefits with effect from and including the Effective Date.

4.	DIRECTOR’S UNDERTAKING AND RELEASE OF OLD SHIRE

4.1
With effect from the Effective Date and in consideration of the undertakings given by New Shire in Clause 3 and Old Shire in Clause 5, the Director hereby releases and discharges Old Shire from all obligations to observe, perform, discharge and be bound by the Contract and agrees to observe, perform, discharge and be bound by the Contract as if New Shire were a party to the Contract in the place of Old Shire.

4.2
Notwithstanding the provisions of Clause 4.1, nothing in this agreement shall affect or prejudice any claim or demand whatsoever which the Director may have against Old Shire in relation to the Contract and arising out of matters prior to the Effective Date.

5.	OLD SHIRE’S UNDERTAKING AND RELEASE OF DIRECTOR

With effect from the Effective Date and in consideration of the undertaking given by the Director in Clause 4.1, Old Shire hereby releases and discharges the Director from all obligations to observe, perform, discharge and be bound by the Contract.  Notwithstanding this undertaking and release, nothing in this agreement shall affect or prejudice any claim or demand whatsoever which Old Shire may have against the Director in relation to the Contract and arising out of matters prior to the Effective Date.

6.	EMPLOYMENT RIGHTS ACT 1996

For the purposes of Section 1 of the Employment Rights Act 1996, with effect from the Effective Date, the Director will be employed by New Shire.  The Director’s period of continuous employment is unaffected by this change.

7.	ENTIRE AGREEMENT

This agreement constitutes the whole and only agreement between the parties relating to the subject matter of this agreement.  Each party acknowledges that, in entering into this agreement, it is not relying on any pre-contractual statement which is not set out in this agreement.

8.	COUNTERPARTS

8.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

8.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

9.	GOVERNING LAW AND JURISDICTION

This agreement shall be governed by and construed in accordance with English law and the courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this agreement.  Any proceeding, suit or action arising out of, or in connection with, this agreement may be brought in the English courts.

/s/ Patrick Langlois
For and on behalf of SHIRE PLC

/s/ Angus Russell
For and on behalf of SHIRE PLC

/s/ Angus Russell
ANGUS RUSSELL

CE080850030

SCHEDULE